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                                                                   EXHIBIT 10.21

                                 January 1, 2003

Larry Chernoff & Associates, Inc.
Post Production Consulting
336 S. Bedford Drive
Beverly Hills, CA  90212

Larry Chernoff
336 S. Bedford Drive
Beverly Hills, CA  90212

Ladies and Gentlemen:

        By signing below, this letter agreement (this "Agreement") shall set forth the terms and conditions of the consulting arrangement between Larry Chernoff & Associates, Inc., a California corporation ("Associates"), and Larry Chernoff, an individual ("Chernoff"), on the one hand, and Ascent Media Group, Inc. (formerly known as Liberty Livewire Corporation) (the "Company"), on the other hand. Chernoff and Associates shall collectively be referred to herein as "Consultant."

        1. Relationship and Duties. The Company shall retain Consultant as an independent contractor to provide advice, guidance and consultation to the Company with respect to (a) the operation, management, and strategic vision of the Company's Creative Services Group (formerly known as the Pictures Group),
(b) marketing, client retention and development, and new business development for the Creative Services Group, and (c) new technologies and the deployment thereof (collectively, the "Services"). Chernoff shall personally perform all of the Services on behalf of Consultant. In the provision of the Services, Chernoff shall have the title "Chairman of the Creative Services Group" and shall report to the Chief Operating Officer of the Company and, in the absence thereof, to the Chief Executive Officer.

        The Company acknowledges that Consultant desires to work in delineated time blocks of two (2) months or more and agrees that Consultant shall not be required to work on a "part time" basis (i.e., 2 or 3 days per week, on an ongoing basis). The Company shall use commercially reasonable efforts to accommodate such desires by assigning projects to Consultant that have a defined period of time ascribed to them. However, Consultant may also be assigned specific short term assignments on an occasional basis (i.e., Chernoff may be asked to have dinner or attend a meeting with a client). The Company acknowledges that, as Consultant will have other business and personal commitments during the Term (provided that any such business commitments do not violate the provisions of Section 10 below), the Company will give Consultant as much advance notice as possible of its desire to schedule Consultant for assignments. In the event Chernoff is not immediately available to work on a requested


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Larry Chernoff & Associates, Inc.
Larry Chernoff
January 1, 2003
Page 2

assignment, Consultant shall use commercially reasonable efforts to make Chernoff available for such assignment as soon as reasonably possible thereafter.

        2.     Term.

               2.1 Initial Term. Subject to Sections 2.2 and 2.3 below, the term of this Agreement shall be for a period of three (3) years commencing as of January 1, 2003 (the "Commencement Date"), and expiring at the close of business on December 31, 2005 (the "Initial Term"). The Initial Term, together with any Renewal Term(s) (as provided in Sections 2.2 and 2.3 below), shall be referred to in this Agreement as the "Term."

               2.2 First Renewal Term. Unless Consultant delivers written notice to the Company not less than sixty (60) days prior to the expiration of the Initial Term indicating its intention to allow the Term to expire (the "First Termination Notice"), the Term of this Agreement shall automatically be extended for an additional period of one (1) year, through December 31, 2006 (the "First Renewal Term"), and all terms and conditions of this Agreement shall remain the same during the First Renewal Term. If Consultant delivers the First Termination Notice, then this Agreement shall expire at the close of business on December 31, 2005.

               2.3 Second Renewal Term. Provided this Agreement has not already expired pursuant to Section 2.2 above, unless Consultant delivers written notice to the Company not less than sixty (60) days prior to the expiration of the First Renewal Term indicating its intention to allow the Term to expire (the "Second Termination Notice"), the Term of this Agreement shall automatically be extended for an additional period of one (1) year, through December 31, 2007 (the "Second Renewal Term"), and all terms and conditions of this Agreement shall remain the same during the Second Renewal Term, except that there shall be no renewal option at the end of the Second Renewal Term. If Consultant delivers the Second Termination Notice, then this Agreement shall expire at the close of business on December 31, 2006.

        3. Consultant Fees. For all services rendered by Consultant hereunder and all covenants and conditions undertaken by Consultant pursuant to this Agreement, the Company shall pay, and Consultant shall accept, as full compensation, the amounts set forth in this Section 3:

               3.1 Retainer. The Company shall pay Consultant an annual retainer of Two Hundred Twenty Thousand Dollars ($220,000) per annum (the "Retainer"), payable on a biweekly basis.

               3.2 Per Diem. In addition to the Retainer, the Company shall pay Consultant a per diem of One Thousand Dollars ($1,000.00) for each day of work per year (the "Per Diem"), with a guaranteed minimum of 130 workdays per year (i.e., 26 work weeks) (the "Guaranteed Minimum"). Consultant shall have no obligation to work in excess of 130 days per year (i.e., any days in excess of 130 are subject to Consultant's consent).


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Larry Chernoff & Associates, Inc.
Larry Chernoff
January 1, 2003
Page 3


               For the avoidance of any doubt, regardless of the number of days worked by Consultant in a given year of the Term (i.e., regardless of whether
(a) the Company assigns less than 130 days worth of projects to Consultant in a given year or (b) Consultant works more than 130 days in a given year), there shall be no adjustment (either upward or downward) to the Guaranteed Minimum for the following (or any subsequent) year of the Term. For purposes of this Agreement, a "workday" shall equal up to ten (10) hours.

               Within ten (10) business days following the end of each calendar month during the Term, the Company shall calculate the number of days worked by Consultant during such month and pay Consultant the Per Diem amount earned for such month. Within thirty (30) days following the end of each calendar year, the Company shall calculate the number of days worked by Consultant during such year. If, at the end of any year of the Term, Consultant has worked less than 130 days, then the Company shall pay Consultant an amount equal to the difference between the number of days worked and 130 days, multiplied by $1,000.00.

               3.3 Manner of Payment. Payments made pursuant to Sections 3.1 and 3.2 above shall be made to the order of Larry Chernoff & Associates, Inc., or in such other manner as Consultant may reasonably direct.

        4. Travel and Expenses. The Company agrees that Consultant is authorized to incur reasonable expenses in the performance of the Services hereunder and in promoting the business of the Company. The Company shall from time to time pay or reimburse Consultant for the reasonable and necessary expenses incurred by Consultant in connection with the performance of the Services (including, without limitation, expenses for client/employee entertainment, travel, and accommodations) if such expenses have been previously approved by the Company or if reimbursement is otherwise appropriate in accordance with the Company's established policies (except that Chernoff's travel and accommodations shall be at "Business Class" level, if available) and if the Company receives such verification thereof as the Company may require in order to qualify such expenses as deductible business expenses. Reimbursements shall be paid by the Company within ten (10) business days after presentation by Consultant of an appropriate expense report together with corresponding receipts. Any airline miles earned or accrued by Consultant during the Term of this Agreement shall be retained by Consultant.

        The Company agrees that, during each year of the Term, Chernoff (if he so desires) shall attend the annual NAB convention (currently held in Las Vegas) as a representative of the Company. The Company will reimburse the cost of travel and accommodations directly related to the NAB convention in accordance with Company policy, and Chernoff's travel time and time at the convention shall count toward the Guaranteed Minimum for such year.

        If the Company in its discretion requests during any year of the Term that Chernoff attend the annual IBC convention (currently held in Amsterdam) as a representative of the Company, the Company will reimburse the cost of travel and accommodations directly related to the IBC convention in accordance with Company policy, and Chernoff's travel time and time at the convention shall count toward the Guaranteed Minimum for such year.


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Larry Chernoff & Associates, Inc.
Larry Chernoff
January 1, 2003
Page 4


        5. Office. During the Term, the Company shall provide Consultant with reasonable and appropriate office accommodations in Santa Monica, California. The Company cannot guarantee that Consultant will retain the same office used by Chernoff prior to the Term of this Agreement. Consultant shall have a Company e-mail account and phone extension and shall be permitted to use, on a non-exclusive (i.e., shared) basis, Lisa Powell (or another Company assistant if Lisa Powell is no longer employed by the Company) and other personnel necessary and appropriate to provide the Services to the Company.

        6. Nature of Agreement. The parties acknowledge and agree that Consultant will be retained by the Company as an independent contractor, and not as an employee, and that, as an independent contractor of the Company, Consultant will be under the control, supervision and direction of the Company only as to the results of the Services provided to the Company under the terms of this Agreement, and not as to the means by which such Services are provided. The Consultant shall be solely responsible for the manner and hours in which Consultant performs Services under this Agreement. The Services shall be performed on an "as needed" and "as requested" basis and shall be as determined by the Company from time to time.

        7. Benefits. The Company and Consultant acknowledge, stipulate and agree that as the Consultant is an independent contractor, the Company and, if applicable, its affiliated companies, shall not, and shall have no obligation to, provide or reimburse Consultant with or for any benefits, including but not limited to, any health, disability, vacation, severance, insurance (including group life, health, accident, disability or hospitalization insurance plans), deferred compensation, profit-sharing or pension benefits pursuant to applicable law or otherwise.

        Notwithstanding the foregoing, the Company shall reimburse Consultant, on a monthly basis, an amount equal to the self-pay health insurance benefits for Chernoff and his dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), for the first eighteen (18) months of the Term (the "COBRA Period"). Thereafter, the Company shall pay Consultant an amount equal to Chernoff's monthly COBRA payment in effect upon the expiration of the COBRA Period for the remainder of the Term; provided, however, that if Chernoff becomes employed with another employer and is eligible to receive health and/or medical benefits under such other employer's plans, the Company's payment obligation under this Section 7 shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer's plans.

        8. Withholding. Because Consultant is retained as an independent contractor and not as an employee, the Company and Consultant acknowledge and agree that no federal or state taxes, social security contributions or other deductions will be made by the Company or its affiliate companies from the Retainer or Per Diem amounts, and that Consultant will remain solely liable for the payment of all such taxes. Consultant, jointly and severally, hereby expressly agrees to pay and comply at Consultant's expense with all applicable provisions of workers' compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, OSHA regulations, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors and


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Larry Chernoff & Associates, Inc.
Larry Chernoff
January 1, 2003
Page 5

any other assessments, contributions or other amounts that may be due on the Retainer or Per Diem amounts or any other payments made by the Company to the Consultant pursuant to the terms of this Agreement under applicable law. Consultant, jointly and severally, agrees to indemnify, defend and hold the Company harmless from and against any claim, liability, cost or expense the Company or its affiliate companies may incur as a result of Consultant's failure to make such payments.

        9.     Stock Options.

               9.1 Company Options. Chernoff and the Company are parties to the Liberty Livewire Corporation 2001 Incentive Plan Non-Qualified Stock Option Agreement dated as of November 15, 2001 (the "Company Option Agreement"), pursuant to which the Company granted to Chernoff an option to acquire 275,000 shares of the Company's Class A Common Stock, at an exercise price of $7.00 per share (the "Company Option"). The Company Option Agreement provided that the Company Option would vest in accordance with the following schedule:

               (a) From and after December 31, 2002, 25% of the shares subject to the Option were to have vested;

               (b) From and after December 31, 2003, 50% of the shares subject to the Option were to have vested;

               (c) From and after December 31, 2004, 75% of the shares subject to the Option were to have vested; and

               (d) From and after December 31, 2005, 100% of the shares subject to the Option were to have vested.

               The parties hereby agree that twenty-five percent (25%) of the shares covered by the Option (i.e., 68,750 shares) (hereinafter, the "Vested Shares") shall be deemed vested as of December 31, 2002. Notwithstanding the terms of the Company Option Agreement, the remaining 206,250 shares covered by the Option shall terminate as of the Commencement Date of this Agreement. The Vested Shares shall remain exercisable for so long as Chernoff remains a consultant to the Company in accordance with the terms of the Company's 2001 Incentive Plan. Upon termination of Chernoff's consulting relationship with the Company, the Company Option thereafter shall be exercisable in accordance with the terms of the Company's 2001 Incentive Plan and the Company Option Agreement, which provide that, upon any termination other than (i) a termination by the Company for cause (as defined therein) or (ii) a termination by reason of death or disability, the Option will terminate at the close of business on the first business day following the expiration of the 90-day period beginning on the date of such termination.

               9.2 Four Media Options. Chernoff and Four Media Company (a wholly owned subsidiary of the Company) are parties to the Four Media Company 1997 Stock Plan


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Larry Chernoff & Associates, Inc.
Larry Chernoff
January 1, 2003
Page 6


Stock Option Agreement (the "4MC Option Agreement"), with a grant date of September 18, 1998, pursuant to which Chernoff was granted an option to purchase 89,374 shares of Four Media Company common stock, at an exercise price of $9.50 per share (the "4MC Option"). The 4MC Option was subsequently converted into an option to purchase 57,662 shares of Liberty Media Corporation Class A common stock, at an exercise price of $14.72 per share. To date, 80% of the shares covered by the 4MC Option have vested. The remaining 20% of the shares covered by the 4MC Option are scheduled to vest on September 17, 2003.

               The 4MC Option (as converted into an option to purchase Liberty Media Corporation Class A common stock) will continue to vest in accordance with its current vesting schedule and will remain exercisable for so long as Chernoff remains a consultant to the Company in accordance with the terms of the Four Media Company 1997 Stock Plan. Upon termination of Chernoff's consulting relationship with the Company, the 4MC Option thereafter shall be exercisable in accordance with the terms of the Four Media Company 1997 Stock Plan and the 4MC Option Agreement, which provide that the 4MC Option, to the extent vested, may be exercised (a) for three (3) months after termination of the consulting relationship, unless such termination is for "Cause" (as defined therein) or Chernoff voluntarily terminates his consulting relationship in breach of any consulting agreement, in which case the 4MC Option may be exercised on the date Chernoff's consulting relationship with the Company terminates, or (b) for such longer period as may be applicable upon death or disability of Chernoff as provided in the Four Media Company 1997 Stock Plan and the 4MC Option Agreement.

        10.    Results and Proceeds; Non-Disclosure; Non-Competition

               10.1 Results and Proceeds. The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of the Services during the Term, free and clear of any and all claims, liens or encumbrances. All results and proceeds of Consultant's Services shall be deemed a "work-made-for-hire" specially ordered or commissioned by the Company. All rights to such results and proceeds are owned by the Company solely and exclusively, for the duration of the rights in each country and area and space, in all languages, and throughout the universe.

               10.2 Non-Disclosure of Confidential Information. Consultant shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of the Services or as required by law (in which event Consultant shall give prior written notice to Company and shall cooperate with Company and Company's counsel in complying with such legal requirements). Promptly upon the termination of this Agreement for any reason or whenever the Company so requests, Consultant shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.

               As used herein, "Confidential Information" means any and all information affecting or relating to the business of the Company and its subsidiaries and affiliates, including without limitation, financial data, customer lists and data, licensing arrangements, business


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Larry Chernoff & Associates, Inc.
Larry Chernoff
January 1, 2003
Page 7


strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including ideas, concepts, research, processes, and plans. "Confidential Information" does not include information that is in the public domain, information that is generally known in the trade, or information that Consultant acquired wholly independently of his relationship with the Company. This Section 10.2 shall survive the termination of this Agreement.

               10.3 Non-Competition. Consultant shall not, during the Term of this Agreement, directly or indirectly: (a) engage in any Competitive Activities (as that term is defined below); or (b) engage in any other business activities that involve the provision of assistance or guidance to a Competing Entity (as that term is defined below); or (c) be interested in, employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as such terms are hereinafter defined); provided, however, that notwithstanding the foregoing, Consultant may make solely passive investments in any Competing Entity the common stock of which is "publicly held," and of which Consultant shall not own or control, directly or indirectly, in the aggregate securities which constitute more than one (1%) percent of the voting rights or equity ownership of such Competing Entity; or (d) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (e) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.

               For purposes of this Section 10.3, (i) the term "Competing Entity" shall mean any entity which presently or during the period referred to above engages in the post production business (including without limitation, the provision of audio, video and special effects services to feature films, television shows, television commercials, music videos, promotional and identity campaigns and corporate communications programming and including the work performed by the Company's Media Management Services Division) (collectively, the "Competitive Activities"); and (ii) the term "Territory" shall mean any geographic area in which the Company conducts business during such period.

               Nothing contained in this Section 10.3 shall be deemed to be a waiver of any of the Company's rights under Section 7.1.2 of that certain Stock Purchase Agreement dated as of September 15, 1998, entered into by and between Four Media Company, MSCL, Inc., and the individuals named therein.


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Larry Chernoff & Associates, Inc.
Larry Chernoff
January 1, 2003
Page 8


               10.4 Non-Solicitation. During the Term of this Agreement and for a period of one year following the end of the Term, Consultant shall not, directly or indirectly, solicit, induce, or attempt to induce any employee of the Company to discontinue his or her employment with the Company or to engage in employment with any person or entity other than the Company. This Section
10.4 shall survive the termination of this Agreement.

               10.5 Breach of Provisions. In the event that Consultant shall breach any of the provisions of this Section 10, or in the event that any such breach is threatened by Consultant, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 10 to the extent permitted by law. Consultant acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Consultant shall not use as a defense thereto that there is an adequate remedy at law.

               10.6 Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Section 10, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

               10.7 Definition. For purposes of this Section 10, the term "Company" shall be deemed to include any subsidiary of, affiliate of, predecessor to, or successor of the Company.

        11. Indemnification. The Company shall, to the extent permitted by applicable law, indemnify and hold Consultant harmless from and against any third party claims, actions, expenses, or other liabilities of any kind (including reasonable attorney's fees) arising out of, relating to or in connection with Consultant's Services under this Agreement. Notwithstanding the foregoing, this indemnification does not apply to any acts or omissions of Consultant that constitute criminal conduct, gross negligence or willful misconduct.

        12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

        13. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.


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Larry Chernoff & Associates, Inc.
Larry Chernoff
January 1, 2003
Page 9


        14. Confidentiality. The parties hereto agree that they will not, during the Term or thereafter, disclose to any other person or entity (other than professional advisors, such as attorneys and accountants, or Chernoff's spouse or immediate family) the terms or conditions of this Agreement without the prior written consent of the other party or as required by law, regulatory authority or as necessary for either party to obtain loans or financing. A press release regarding this Agreement and the activities of Consultant contemplated hereunder will be mutually developed and approved by both Consultant and the Company.

        15. Arbitration. If any controversy, claim or dispute arises out of or in any way relates to this Agreement, the alleged breach thereof, Consultant's consulting relationship with the Company or termination therefrom, including without limitation, any and all claims for discrimination or harassment, civil tort and any other employment laws, excepting only claims which may not, by statute, be arbitrated, both Consultant and the Company (and its directors, officers, employees or agents) agree to submit any such dispute exclusively to binding arbitration. Both Consultant and the Company acknowledge that they are relinquishing their right to a jury trial in civil court. Consultant and the Company agree that arbitration is the exclusive remedy for all disputes arising out of or related to Consultant's consulting relationship with the Company.

         The arbitration shall be determined by binding arbitration administered by the American Arbitration Association. The arbitration shall be commenced and heard in Los Angeles County, California. The arbitrator(s) shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and Consultant as though the dispute were pending in California state court. The arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were pending in California state court, including the ability to rule on a motion for summary judgment.

        The fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., room rental fees, etc.) shall be paid by the Company. Fees which would normally be incurred if the action were brought in a court of law (e.g., filing fees, court reporter transcript fees at the arbitration hearing, etc.) shall be split evenly between the parties. The arbitrator must provide a written decision which is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

        16. Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.


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Larry Chernoff & Associates, Inc.
Larry Chernoff
January 1, 2003
Page 10


        17. Amendment. This Agreement may only be modified or amended by a written instrument signed by both the Company and Consultant.

        18. Entire Agreement. This Agreement, the 4MC Option Agreement and the Company Option Agreement (as modified herein) set forth the entire agreement between the parties with respect to the subject matter hereof, and supersede any and all prior agreements or understanding between the Company, Chernoff and Associates, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to be a waiver of any of the Company's rights under that certain Stock Purchase Agreement dated as of September 15, 1998, entered into by and between Four Media Company, MSCL, Inc., and the individuals named therein.

        19. Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.

        We look forward to our continued relationship.

                                            Very truly yours,

                                            Ascent Media Group, Inc.


                                            By: /s/ William E. Niles
                                                --------------------------------
                                                Name: William E. Niles
                                                Title: Executive Vice President


ACKNOWLEDGED AND AGREED:

Larry Chernoff & Associates, Inc.


By: /s/ Larry Chernoff
    --------------------------------
    Larry Chernoff
    President

    /s/ Larry Chernoff
------------------------------------
Larry Chernoff, an individual